                                                                   EXHIBIT 2.2.5

                                VOTING AGREEMENT

      This VOTING AGREEMENT ("Agreement") is made as of August 25, 2004, among the undersigned individual (the "Shareholder") and Westamerica Bancorporation ("Westamerica")

                                    Recitals

      A. Westamerica, Westamerica Bank, Redwood Empire Bancorp ("Redwood Empire") and National Bank of the Redwoods ("NBR") have entered into an Agreement and Plan of Reorganization, dated as of August 25, 2004 (the "Plan"). The Plan generally provides for the merger of Redwood Empire into Westamerica (the "Merger"), the merger of NBR into Westamerica Bank (the "Bank Merger" and together with the Merger, the "Mergers") and the conversion of the issued and outstanding shares of the common stock of Redwood Empire ("Redwood Empire common stock") into a combination of cash and common stock of Westamerica. The Plan is subject to the affirmative vote of holders of a majority of the outstanding shares of Redwood Empire common stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions set forth in the Plan.

      B. The Shareholder is among the largest shareholders of Redwood Empire common stock. In order to induce Westamerica and Westamerica Bank to enter into the Plan, Shareholder is entering into this Agreement with Westamerica to set forth certain terms and conditions governing the actions to be taken by Shareholder solely in his or her capacity as a holder of shares of Redwood Empire common stock (the "Shares") with respect to the Shares held by such Shareholder until consummation of the Merger.

      NOW, THEREFORE, in consideration of the transactions contemplated by the Plan and the mutual promises and covenants contained herein, the parties agree as follows:

                                    Agreement

SECTION 1. LIMITATIONS ON TRANSFER OF SHARES.

      Without the prior written consent of Westamerica, which consent shall not be unreasonably withheld, conditioned or delayed, Shareholder shall not transfer, sell, assign, convey or encumber any of the Shares during the term of this Agreement except (a) for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, and (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3 and 4 of this Agreement as fully as Shareholder, or (b) pursuant to foreclosure of a bona fide pledge of the Shares to secure indebtedness not related to Redwood Empire, NBR or the Merger, provided the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3 and 4 of this Agreement as fully as Shareholder, or (c) in exchange for cash and securities pursuant to the terms of the Plan. Without limiting the generality of the foregoing, Shareholder shall not grant to any party any option or right to purchase the Shares or any interest therein.

SECTION 2. COMMITMENT TO VOTE IN FAVOR OF MERGER.

      Shareholder intends to, and will, vote (or cause to be voted) all of the Shares over which Shareholder has voting authority (other than in a fiduciary capacity) in favor of the Plan and the Merger at any meeting of shareholders of Redwood Empire called to vote on the Plan or either of the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent or other approval with respect to the Plan or the Merger is sought. Further, Shareholder intends to, and will, surrender the certificate or certificates representing the Shares over which Shareholder has dispositive authority to the Exchange Agent upon consummation of the Merger as described in the Plan and hereby waives any rights of appraisal, or rights to dissent from the Merger, that Shareholder may have.

SECTION 3. COMMITMENT TO VOTE AGAINST COMPETING TRANSACTION.

      Except as otherwise provided in this Agreement, at any meeting of shareholders of Redwood Empire or at any adjournment thereof or any other circumstances upon which their vote, consent or other approval is sought, Shareholder will vote (or cause to be voted) all of the Shares over which Shareholder has voting authority (other than in a fiduciary capacity) against
(i) any merger agreement, share exchange or merger (other than the Plan and the Merger), consolidation, liquidation, winding-up or sale of assets of or by Redwood Empire or NBR or any other form of Business Combination (as defined in the Plan), or (ii) any amendment of Redwood Empire's Articles of Incorporation or Bylaws or other proposal or transaction involving Redwood Empire or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Plan, or any of the other transactions contemplated thereby.

SECTION 4. PROXY.

      Concurrently with the execution of this Agreement, Shareholder shall deliver to Westamerica an executed proxy with respect to the Shares in the form attached as Exhibit A to this Agreement. This proxy shall be irrevocable to the maximum extent permitted by applicable law during, but only during, the term of this Agreement.

SECTION 5. COVENANTS.

            (a) No Solicitation. From the date hereof until the Expiration Date, Shareholder shall not, and shall not authorize or permit any agent or representative of Shareholder to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, or negotiate or discuss, or enter into any agreement with respect to, a proposal for any Business Combination (other than with Westamerica). Shareholder agrees to promptly notify Westamerica (orally and in writing) of any proposal for any Business Combination, including the identity of the prospective purchaser or soliciting party and the terms of any such proposal for a Business Combination.

            (b) No Opposition. Shareholder agrees that he or she shall not take, or cause to be taken, any action that (i) is reasonably likely to result in a breach of any representation, warranty, covenant or other obligation of Redwood Empire or NBR under the Plan or that is reasonably likely to preclude fulfillment of a condition precedent under the Plan to Redwood Empire's or NBR's obligation to consummate either of the Mergers or (ii) is intended to, or is reasonably likely to, impede, interfere with, delay, postpone, discourage or adversely affect either of the Mergers or any of the other transactions contemplated by the Plan.

            (c) Further Assurances. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed or delivered, before or after the Effective Time of the Merger, such additional proxies, consents and other instruments and shall take such further actions as Westamerica may reasonably request for the purpose of carrying out and furthering the intent of this Agreement, unless and to the extent such action would require Shareholder to surrender a right not contemplated by this Agreement.

SECTION 6. MISCELLANEOUS.

            (a) Specific Performance. Shareholder acknowledges and agrees that Westamerica could not be made whole by monetary damages in the event of any default by Shareholder of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Westamerica, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in the State of California.

            (b) Provisions Severable. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            (c) Termination. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of:
(i) May 18, 2005, or such date to which the Plan is extended; or (ii) the date on which the Plan is terminated under Section 11 thereof (the "Expiration Date").

            (d) Counterparts. This Agreement may be signed in counterparts. .

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year hereinabove written.

Westamerica Bancorporation                  Shareholder:

By /s/ David L. Payne                       /s/ Cheryl Sandeen
   ----------------------------             --------------------------------
Its Chairman, President and                 Cheryl Sandeen
    Chief Executive Officer
   ----------------------------

                                    Exhibit A

                                IRREVOCABLE PROXY

      The undersigned holder of capital stock of Redwood Empire Bancorp, a California corporation ("Redwood Empire"), hereby grants to Westamerica Bancorporation, a California corporation (the "Proxyholder"), an irrevocable proxy to vote his or her shares of capital stock of Redwood Empire, limited to the matters described in the next three paragraphs (this "Proxy").

      During such time as this Proxy is in effect, the Proxyholder may vote or execute and deliver written consents, with respect to all of the shares of Redwood Empire's capital stock now owned or hereafter acquired by the undersigned, as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a California corporation, to take, in the Proxyholder's sole discretion, all actions necessary or appropriate to:

      (a) approve, consent to or effectuate (i) the merger of Redwood Empire into the Proxyholder (the "Merger"), and the merger of National Bank of the Redwoods ("NBR") into Westamerica Bank (the "Bank Merger" and together with the Merger, the "Mergers") pursuant to the Agreement and Plan of Reorganization, dated as of August 25, 2004 by and among Redwood Empire, the Proxyholder, NBR and Westamerica Bank (the "Plan") and (ii) the Plan; and

      (b) disapprove, withhold consent to or reject (i) any merger agreement, share exchange or merger (other than the Plan and the Mergers), consolidation, liquidation, winding-up or sale of assets of or by Redwood Empire or NBR or any other form of Business Combination (as defined in the Plan), or (ii) any amendment of Redwood Empire's Articles of Incorporation or Bylaws or other proposal or transaction involving Redwood Empire or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Mergers, the Plan, or any of the other transactions contemplated thereby.

      This Proxy does not grant the Proxyholder any rights with respect to the shares of Redwood Empire capital stock owned by the undersigned except as set forth in the prior three paragraphs. The undersigned hereby affirms that this Proxy is coupled with an interest and is irrevocable during the term of this proxy. Notwithstanding any provision herein to the contrary, this Proxy shall automatically terminate and be of no further force or effect on the Expiration Date as defined in the Voting Agreement of even date herewith by and between the undersigned and the Proxyholder.

      SUBJECT TO THE TERMS AND CONDITIONS OF THIS PROXY, THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK SUBJECT HERETO.

      Dated this 25th day of August, 2004.

                                          /s/ Cheryl Sandeen
                                          ------------------------------------
                                    Name: Cheryl Sandeen